PROSPECTUS Dated May 18, 2000 PROSPECTUS SUPPLEMENT Dated May 18, 2000	Pricing Supplement No. 26 to Registration Statement No. 333-34392 Dated August 7, 2000 Rule 424(b)(3)

Morgan Stanley Dean Witter & Co.
MEDIUM-TERM NOTES, SERIES C
Senior Fixed Rate Notes

     We will not redeem these Medium-Term Notes, Series C (Senior Fixed Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:	$400,000,000	Interest Payment Dates:	Each February 15 and August 15, commencing February 15, 2001.
Maturity Date:	August 15, 2003	Interest Payment Period:	Semi-annual
Settlement Date (Original Issue Date):	August 10, 2000	Book Entry Note or Certificated Note:	Book Entry Note
Interest Accrual Date:	August 10, 2000	Senior Note or Subordinated Note:	Senior Note
Issue Price:	99.849%	Agent:	Morgan Stanley & Co. Incorporated
Specified Currency:	U.S. Dollars	Trustee:	The Chase Manhattan Bank
Redemption Percentage:	100%	Minimum Denomination:	$1,000
Redemption Dates:	N/A	Annual Redemption Percentage Reduction:	N/A
Interest Rate:	7.125% per year	CUSIP:	61745EQN4

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY DEAN WITTER